UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Tekla Healthcare Opportunities Fund, Tekla World Healthcare Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary proxy materials.

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TEKLA FUNDS IMPLORE SHAREHOLDERS OF THQ AND THW TO VOTE IMMEDIATELY TO REALIZE POTENTIAL COST SAVINGS FOR THE FUNDS

BOSTON, MA (October 13, 2023) – Tekla Healthcare Investors (HQH) today announced at the Special Meetings of shareholders (“Special Meetings”) that the requisite vote had been attained for the proposal to approve the new investment advisory agreement with abrdn Inc.

However, while the proposal has now been passed for both HQH and for Tekla Life Science Investors (HQL) at its meeting held on October 3rd, the new investment advisory agreement with abrdn Inc., and the related benefits that will accrue to shareholders as outlined below, cannot be implemented without approval by shareholders of all four Funds.

Tekla Healthcare Opportunities Fund (THQ) and Tekla World Healthcare Fund (THW) (the “Funds”) still need additional participation to reach quorum to be able to hold their meetings, which are now scheduled for October 25, 2023, at 9:00 a.m. EDT.

Tekla is urging shareholders of THQ and THW, as of the record date of 6/16, to please cast their vote as soon as possible per the instructions below. EVEN IF SHAREHOLDERS SIMPLY CAST AN ABSTAIN VOTE, IT WOULD BE A GREAT HELP TO REACHING THE NECESSARY QUORUM.

BENEFITS OF THE PROPOSAL FOR SHAREHOLDERS:

1.	A guaranteed reduction of expense when the transaction is approved and continuing for at least two years thereafter.

2.	Significant potential further cost savings.

3.	A much larger asset management and fund operations platform that supports future fund growth and success.

4.	The expertise of the existing investment management team coupled with abrdn’s commitment and expertise in the closed-end fund market.

TO VOTE, shareholders may use the Proxy Card or email with voting link previously provided or may vote in the manner set forth in the Proxy Statement located here: www.OkapiVote.com/TeklaSpecial. Shareholders who require voting assistance should call Okapi Partners, the Funds’ proxy solicitor, toll-free at (877) 285-5990. Representatives are available Monday - Friday 9:00am to 10:00pm (EDT). Shareholders may also reach out to their Financial Advisor for assistance.

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About Tekla

Tekla is an asset manager primarily focused on healthcare investing. Since its inception, Tekla has maintained a singular focus on the asset class. Its expertise comes from a diverse team of individuals, many with advanced degrees in science and business, investing experience and industry experience that help drive investment decisions.  For more information, please visit www.teklacap.com.

About abrdn

abrdn is a global investment company that helps clients and customers plan, save and invest for the future. abrdn’s purpose is to enable its clients to be better investors. abrdn manages and administers £500bn of assets for clients (as at 31 December 2022). abrdn is structured around three businesses – Investments, Adviser and Personal – focused on their changing needs. The capabilities in abrdn’s Investments business are built on the strength of its insight – generated from wide-ranging research, worldwide investment expertise and local market knowledge. abrdn’s teams collaborate across regions, asset classes and specialisms, connecting diverse perspectives and working with clients to identify investment opportunities that suit their needs. As at 31 December 2022, abrdn’s Investments business manages £376bn on behalf of clients - including insurance companies, sovereign wealth funds, independent wealth managers, pension funds, platforms, banks and family offices. For more information, please visit www.abrdn.com.

Additional Information about the Funds and the transaction

This press release is not intended to, and does not, solicit any proxy from any shareholder of the Funds. The solicitation of proxies to effect the transaction described herein is made by a definitive proxy statement.

The Funds and their trustees and officers, Tekla and its officers and employees, and other persons may be deemed to be participants in the solicitation of proxies with respect to the approval of new investment management contracts described herein. Fund shareholders may obtain more detailed information regarding the direct and indirect interests of a Fund’s trustees and officers, Tekla and its officers and employees, and other persons by reading the proxy statement relating to the transaction that has been filed with the Securities and Exchange Commission.  Fund shareholders should read the proxy statement because it contains important information.  The proxy statement is available for free at the Securities and Exchange Commission’s website (www.sec.gov).

Statements in this press release that are not historical facts are forward-looking statements as defined by the United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors that are, in some cases, beyond a Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.

© 2023 Tekla Capital Management LLC | All rights reserved | Legal Disclaimer

The material contained on this website is not intended to be a recommendation or investment advice, does not constitute a solicitation to buy or sell securities, and is not provided in a fiduciary capacity. The information provided does not take into account the specific objectives or circumstances of any particular investor, or suggest any specific course of action. Investment decisions should be made based on an investor’s objectives and circumstances and in consultation with his or her advisors.

There can be no assurance that any closed-end fund will achieve its investment objective(s). Past performance does not guarantee future results. The net asset value of any closed-end fund will fluctuate with the value of the underlying securities. Historically closed-end funds have often traded at a discount to their net asset value. The distribution rate and income amounts reflect past amounts distributed and may not be indicative of future rates or income amounts. Distribution rates and income amounts can change at any time.

Investors should consider the investment objective and policies, risk considerations, charges and ongoing expenses of an investment carefully before investing. For more information, please contact your marketing and distribution agent, Destra Capital Advisors LLC at 877.855.3434.

NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE